Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Vanguard Natural Resources, Inc.
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (File No. 333-221223) of our reports dated March 15, 2017, relating to the consolidated financial statements and the effectiveness of Vanguard Natural Resources, LLC’s internal control over financial reporting, appearing in Vanguard Natural Resources, LLC’s Annual Report on Form 10-K for the year ended December 31, 2016. Our report on our audit of the Company’s consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO USA, LLP
Houston, Texas
December 1, 2017